As filed with the U.S. Securities and Exchange Commission on April 17, 2006

Commission File No. 333-30176

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

New Mexico Software, Inc. (Exact name of registrant as specified in its charter)

Nevada	91-1287406
(State or jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

5021 Indian School Road, Suite 100, Albuquerque, New Mexico 87110 (Address of principal executive offices)

NEW MEXICO SOFTWARE, INC. 2006 EMPLOYEE STOCK PURCHASE PLAN (Full title of the plan)

Richard Govatski, President New Mexico Software, Inc. 5021 Indian School Road, Suite 100, Albuquerque, New Mexico 87110 (Name and Address of Agent for Service)

505-255-1999 (Telephone number, including area code, of agent for service.)

Copy To: Jackson L. Morris, Esq. 3116 W. North A Street, Tampa, FL 33609-1544 Telephone: 813-874-8854 Facsimile: 800-310-1695

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed Maximum
Title of securities	Amount to be	offering price	aggregate offering	Amount of
to be registered	registered	per share (1)	price	registration fee

Common Stock	15,000,000	$0.135	$2,025,000	$216.68

(1) Pursuant to Rule 457(h)(1) of the Securities Act of 1933, as amended, the proposed maximum offering price per share, proposed maximum aggregate offering price and amount of registration fee were computed based on the average of the high and low prices of the shares of common stock on

April __, 2006.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

(a) General Plan Information

(1) The title of the Plan is the “New Mexico Software, Inc. 2006 Employee Stock Purchase Plan”. The common stock of New Mexico Software, Inc. is being offered and sold pursuant to the plan.

(2) The nature of the plan is to enable the plan participants, defined below, to purchase stock in New Mexico Software and to improve New Mexico Software’s working capital position by netting the salaries and fees of plan participants against proceeds from the sale of common stock. New Mexico Software reserves the right to change or modify the terms of the plan or to extend the term of, suspend or terminate the plan at any time.

(3) The plan is not subject to any provision of the Employee Retirement Income Security Act of 1974.

(4) Plan participants may obtain additional information about the plan and its administrators from Richard Govatski, President of New Mexico Software. Mr. Govatski’s address is 5021 Indian School Road, Suite 100, Albuquerque, New Mexico 87110 and his telephone at that address is 505-255-1999. Mr. Govatski determines whether or not common stock subject to the plan will be sold with respect to any pay period.

(b) Securities to be Offered

Common stock is being offered and sold pursuant to the plan. New Mexico Software is authorized to issue two hundred million shares, $.001 par value per share. Holders of the common stock (i) have equal and ratable rights with all holders of issued and outstanding common stock to dividends from funds legally available therefore, when, as and if declared by the board of directors; (ii) are entitled to share ratably with holders of issued and outstanding common stock in all of the assets of New Mexico Software available for distribution to holders of common stock, upon liquidation, dissolution or winding up of the affairs of New Mexico Software; (iii) do not have preemptive, subscription or conversion rights; (iv) have no redemption or sinking fund provisions applicable thereto; (v) have one vote on election of each director and other matters submitted to a vote of stockholders; and (vi) do not have cumulative voting rights. All shares of common stock outstanding are, and the common stock sold pursuant to this registration statement on Form s-8, when issued and delivered against payment therefore, will be, duly authorized, legally issued, fully paid and nonassessable. A holder of common stock does not have a preemptive right to purchase common stock which is sold subsequent to such person’s acquisition of his or her shares.

(c) Employees Who May Participate in the Plan

The following “employees” may participate in the plan:

Salaried Employees;

Hourly Employees;

Officers, including executive officers;

Directors;

Advisers, including attorneys, provided that such adviser is a natural person; and

Consultants, provided, that such consultant is a natural person and, provided further, that consultants who provide services in connection with the offer and sale of securities by New Mexico Software in a capital-raising transaction and who provide services that directly or indirectly promote or maintain a market for New Mexico Software’s common stock are excluded from participating in the plan.

(d) Purchase of Securities Pursuant to the Plan and Payment for Securities Offered

(1) A plan participant may elect, in writing, to participate in the plan either on an ongoing basis or from time to time, subject to (i) availability of shares and (ii) change or modification the terms, extension of the term or suspension or termination of the plan. The number of shares that a participant may purchase from time to time (“z”) shall be but shall not exceed the number determined by dividing the net compensation (“x”) due the participant on any payroll or compensation payment date by the average closing bid price per share (“y”) on the payroll or payment date in the best market for New Mexico Software’s common stock less one cent ($.01) and multiplying the quotient thereof by 1.25, expressed as a formula: (x/y-.01) X 1.25 = z.

(2) A participant shall pay for the shares he or she elects to buy at any time and from time to time by payroll deduction or offset against consulting or advisory fees earned, in either case as it may be. A plan participant may alter, suspend or terminate the amount of payroll deduction or offset (i) if an employee with respect to the next following calendar quarter not less than thirty days prior to the beginning of such calendar quarter or (ii) if a consultant or adviser at anytime prior to the date the consulting or advisory fees are due to be paid, in either case by written notice to the treasurer or chief financial officer of New Mexico Software.

(3) A participant is permitted to contribute up to the full amount of his or her net after tax wages, salary or fees earned, but is not required to contribute any amount.

(4) New Mexico Software does not make any contribution to plan on behalf of participants.

(5) New Mexico Software will provide a written report to each participant of the number of shares purchased on each payroll payment date or fee payment date.

(6) Not applicable.

(e) Resale Restrictions

There are no restrictions on resale of the common stock purchased under the plan.

(f) Tax Effects of Plan Participation

New Mexico Software withholds, when and as applicable, federal and state income tax and participant’s social security contributions from compensation before computation of the number of shares a participant is eligible to purchase on any payroll or compensation payment date.

With respect to participants who are not directors, executive officers or controlling stockholders, New Mexico Software believes that the discount from market and the .25 additional shares are not treated as a “bargain purchase” for federal income tax purposes and therefore the value thereof is not subject to withholding or the employee’s or employer’s social security contribution. In the event New Mexico Software is advised otherwise by its tax adviser, participants will be notified that their withholding and social security contributions will be based on the market value of the shares purchased and not on the price paid therefore. In such event, the participant may experience an increase in his or her maximum federal income tax bracket.

With respect to participants who are directors, executive officers or controlling stockholders, New Mexico Software believes that the discount from market and the .25 additional shares may be treated as a “bargain purchase” for federal income tax purposes and salary for federal and state income tax purposes will be deemed to be the market value of the shares purchased and not on the price paid therefore. In the event New Mexico Software is advised otherwise by its tax adviser, participants will be notified.

(g) Investment of Funds

Not applicable.

(h) Withdrawal from Plan; Assignment of Interest

Not applicable.

(i) Forfeitures and Penalties

Not applicable.

(j) Charges and Deductions and Liens Therefor

Not applicable

Item 2. Registrant Information and Employee Plan Annual Information.

Participants in the plan, upon written or oral request, may obtain without charge once annually the documents incorporated by reference in Item 3 of Part II of this registration statement, and those documents are incorporated by reference in a Section 10(a) prospectus. Participants in the plan, upon written or oral request, may obtain without charge once annually the documents identified in rule 428(b) under the Securities Act of 1933, as amended. Any such request should be made to Richard Govatski, President, New Mexico Software, Inc., 5021 Indian School Road, Suite 100, Albuquerque, New Mexico 87110 and his telephone number at that address is 505-255-1999.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed in (a) through (c) below are incorporated by reference in this registration statement; and, all documents subsequently filed by New Mexico Software pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to filing a post-effective which indicates that all securities offered by this registration statement have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such document.

(a) New Mexico Software’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act, or (1) the latest prospectus filed pursuant to Rule 424(b) of the Act that contains audited financial statements for the latest fiscal year for which statements have been filed; or New Mexico Software’s effective registration statement on Form 10 filed under the Exchange Act containing audited financial statements for the latest fiscal year end.

(b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the Company’s fiscal year ended December 31, 2005.

(c) Not applicable.

Item 4. Description of Securities.

See, Item 1(b), above.

Item 5. Interests of Named Experts and Counsel.

New Mexico Software will rely on the opinion of Jackson L. Morris, Esq. Of Tampa, Florida for an opinion regarding the legality of the common stock issued pursuant to the plan. Mr. Morris is eligible and has indicated his intention to participate in the plan with respect to legal fees earned.

Item 6. Indemnification of Directors and Officers.

Nevada corporate law and New Mexico Software’s bylaws, in general, authorize New Mexico Software to indemnify its officers, directors and controlling persons, and any person serving at its request as an officer or director, against damages and loss if he or she acted in good faith and in a manner which he or she believed to be in, or not opposed to, the best interest of New Mexico Software. In the event, however, that such person is adjudged liable to the corporation, he or she will not be entitled to indemnification. Furthermore, unless limited by its articles of incorporation, a corporation shall indemnify a director or officer who prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director of New Mexico Software. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of New Mexico Software pursuant to the foregoing provisions, or otherwise, New Mexico Software has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, New Mexico Software will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit No.	Description

5	Opinion of Jackson L. Morris, Esq. re: legality
23.1	Consent of Jackson L. Morris, Esq.
23.2	Consent of Epstein Weber & Conover, PLC
Independent Public Accountants
24	Power of Attorney

Item 9. Undertakings.

New Mexico Software hereby undertakes;

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “ of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the Agreement of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (i) and (ii) shall not apply to information contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) New Mexico Software hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of New Mexico Software’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, New Mexico Software certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Albuquerque, New Mexico, on April 17, 2006.

New Mexico Software, Inc.

By: /s/ Richard Govatski

Richard Govatski, Principal Executive

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard Govatski, each of them such person’s true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including any post-effective amendment thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or would do in person, hereby ratifying and conforming all that said attorney-in-fact and agent, or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Position	Date

/s/ Richard Govatski		April 17, 2006
Richard Govatski	Chairman and President

/s/ Teresa B. Dickey		April 17, 2006
Teresa B. Dickey	Director and Principal Financial Officer

/s/ John E. Handley		April 17, 2006
John E. Handley	Director

/s/ Frank A. Reidy		April 17, 2006
Frank A. Reidy	Director

EXHIBIT INDEX

Exhibit No.	Description

5	Opinion of Jackson L. Morris, Esq. re: legality
23.1	Consent of Jackson L. Morris, Esq.
23.2	Consent of Epstein Weber & Conover, PLC
Independent Public Accountants
24	Power of Attorney (Included on signature page)